EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 5, 2007
Contact:
	David Gomach	Mark Fleming
	Chief Financial Officer	Corp. Communications
	920-882-5854	& Investor Relations
W6316 Design Drive, Greenville, WI 54942		920-882-5646
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2007 FINANCIAL RESULTS

•	Record fiscal 2007 revenue from continuing operations of $1.043 billion

•	Diluted EPS from continuing operations of $1.74 versus $0.77 in fiscal 2006

•	Free cash flow of $64.0 million, up 33 percent from last year

•	School Specialty Science selected by four of California’s largest school districts

•	$45 million share repurchase program authorized

•	Confirms fiscal 2008 guidance of $2.00 to $2.20 of diluted EPS from continuing operations

Greenville, WI, June 5, 2007—School Specialty (NASDAQ: SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported record fiscal 2007 revenue and encouraging prospects for the upcoming educational selling season.

Revenue in fiscal 2007 reached a record $1.043 billion, a 6.7 percent increase over fiscal 2006 revenue of $977.3 million. Specialty segment revenue grew 12.3 percent, primarily driven by the acquisition of Delta Education, which was acquired in August 2005, and Essential segment revenue grew 0.5 percent. Organic revenue growth in the Essentials segment was 2.0 percent. Organic revenue growth for the combined segments was 2.2 percent.

Gross profit grew 9.0 percent to $445.6 million compared with $408.7 million in fiscal 2006, primarily driven by increased revenue and a 90-basis-point expansion in gross margin from 41.8 percent to 42.7 percent. The increased gross margin was related to a shift in revenue mix toward the more profitable Specialty segment. Revenue from the Specialty segment increased to 56.7 percent of total revenue in fiscal 2007 from 53.9 percent last year, primarily due to the acquisition of Delta.

Operating income increased from $54.2 million in fiscal 2006 to $93.8 million in fiscal 2007. Selling, general and administrative (SG&A) expenses, which did not include terminated merger costs of $5.2 million in fiscal 2006, increased $2.5 million, or less than 1 percent, from $349.3 million to $351.8 million. The increase in SG&A was due to variable costs associated with increased revenues of $65.9 million, the fixed costs associated with the inclusion of Delta and stock-based compensation expense that was not expensed in fiscal 2006. These increases were offset by cost reduction initiatives, which included headcount reductions, supply chain productivity enhancements and non-recurring expenses incurred in fiscal 2006. In fiscal 2007, SG&A expenses as a percent of revenue decreased 200 basis points from 35.7 percent to 33.7 percent. Stock-based compensation expense, which began in fiscal 2007 with the adoption of SFAS No. 123R, was $4.5 million pre-tax, or $0.15 per diluted share for the year.

School Specialty, Inc.

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Diluted earnings per share increased to $0.80 per share as compared to $0.00 in fiscal 2006. Diluted earnings per share from continuing operations increased to $1.74 per diluted share in fiscal 2007, as compared with $0.77 per diluted share in fiscal 2006. Fiscal 2007 diluted earnings per share from continuing operations was impacted by the Company’s share repurchase program and convertible debt offering, which reduced the number of outstanding shares and resulted in a net increase in interest expense. The combined impact of the share repurchase program and convertible debt offering resulted in an incremental $0.06 of diluted earnings per share from continuing operations.

During fiscal 2007, the Company repurchased 2.1 million shares of its common stock for an aggregate net purchase price of $76.5 million.

“We are very pleased with our progress in fiscal 2007,” said Chief Executive Officer David J. Vander Zanden. “Our associates worked hard to improve our organic growth during the year and they made significant progress in repositioning the company’s potential to achieve additional core-asset growth in the coming year. We continue to invest in new technologies, develop new product offerings and advance our database marketing capabilities, all of which we believe strengthen our future growth prospects. I’m particularly proud of how School Specialty associates have advanced our product sourcing initiatives. This past year, revenues generated from imported products grew to nearly $100 million, which helped expand our margins and enhance our competitive advantages.”

Discontinued Operations

The Company announced April 18, 2007, that it intends to sell its School Specialty Media (SSM) business unit. As a result, the business is being reported as a discontinued operation for fiscal 2007 with a diluted per share loss of $0.94. For the year, SSM reported a net of tax loss from operations of $3.3 million, or $0.15 loss per diluted share. In addition, a $17.8 million net of tax asset impairment charge, or $0.79 loss per diluted share, has been recorded in anticipation of the intended sale.

The discontinued operation decreased diluted earnings per share by $0.77 in fiscal 2006 which consisted of a net of tax impairment charge of $16.4 million, or $0.69 loss per diluted share and a net of tax loss on operations of $1.8 million or $0.08 loss per diluted share.

Fourth Quarter Financial Results from Continuing Operations

Revenue for the fourth quarter of fiscal 2007 was $166.0 million compared with $171.4 million in fiscal 2006. The decrease was primarily due to competitive price pressures, the elimination of an unproductive catalog and delays in furniture shipments in the Essentials business. Gross margin increased 180 basis points in the quarter from 41.4 percent to 43.2 percent, due to a combination of a shift in revenue mix toward the higher-margin Specialty segment and stronger gross margins within both the Specialty and Essentials segments.

Operating loss for the quarter improved to $11.5 million as compared with a loss from continuing operations of $14.1 million in the fourth quarter of fiscal 2006. Selling, general and administrative expenses decreased $1.6 million. The improvement in SG&A was primarily due to catalog optimization and headcount reductions, as well as the reduction in variable expense associated with the revenue change. Partially offsetting these decreases was $1.2 million of stock-based compensation expense in the quarter, an expense that was not incurred in fiscal 2006’s fourth quarter.

School Specialty, Inc.

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The loss in the fourth quarter from continuing operations was $11.3 million in fiscal 2007, compared with a net loss of $13.7 million during the same period last year. The per share loss from continuing operations was $0.53 for the quarter, including $0.04 for the impact of stock-based compensation, as compared with a per share loss from continuing operations of $0.59 in the fourth quarter of fiscal 2006, which did not include stock-based compensation. The fiscal 2007 fourth quarter loss per share from continuing operations was impacted by the Company’s share repurchase program and convertible debt offering, which reduced the number of outstanding shares and resulted in a net increase in interest expense. The combined impact of the share repurchase program and convertible debt offering increased the loss per share by $0.05 in the fourth quarter. Excluding stock-based compensation and the impact of the buyback, the loss from continuing operations per diluted share would have been $0.44 versus a loss per diluted share of $0.59 in the fourth quarter of fiscal 2006.

California Curriculum Adoption

The company reported encouraging activity in the California science curriculum adoption. Four of the state’s largest districts announced they will purchase School Specialty’s Full Option Science System™ (FOSS®) curriculum from Delta Education (serving grades K-5). Among the districts selecting FOSS were Los Angeles, the nation’s largest school district, San Francisco, Stockton and Oakland. In addition to FOSS, Oakland will also purchase School Specialty’s grade 6-8 CPO science program Focus on Earth, Life and Physical Science. Purchase orders will be received in June and July, for shipments in July through September.

“This success in California is gratifying from not only a business standpoint, but also as a company whose mission it is to help teachers achieve success in the classroom,” said Vander Zanden. “The selection of our science products is a clear sign that educators want to match strong curriculum with varied learning styles found in every classroom.”

School Specialty Educational Publishing President Steven Korte said, “Our two science offerings are active-learning programs with strong alignments with the California content standards and curriculum framework. They provide educators with unique instructional strategies that engage students and produce deep learning in the subject area. At this point in the district approval process more than half a million students in California will be learning science using a core curriculum program from School Specialty.”

Outlook

School Specialty is confirming its previously issued guidance for fiscal 2008 revenue of $1.06 billion to $1.09 billion, and diluted earning per share from continuing operations of $2.00 to 2.20 per share. This reflects approximately $20 million in revenue from the California adoption. Free cash flow in fiscal 2008 is expected to be in the range of $65 million to $75 million. This excludes approximately $20 million of free cash from the income tax savings associated with the sale of SSM.

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Share Repurchase Authorization

School Specialty’s Board of Directors has approved a share repurchase program, granting authority to purchase up to $45 million of its issued and outstanding common stock. Purchases under this program may be made from time to time in the open market or in privately negotiated transactions based on ongoing assessments of capital needs of the business, the market price of its stock, general market conditions and other factors. Common stock acquired through the repurchase program will be available for general corporate purposes.

“Given our proven ability to generate strong cash flow, we believe a repurchase program of this type gives us the opportunity to return value to our shareholders, and at the same time maintain our financial flexibility to pursue additional strategic growth initiatives,” said Vander Zanden.

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2007 fourth quarter and year-end conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today, June 5, at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Presentation pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities. The company designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A. of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 29, 2006, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Fiscal Year Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Revenues	$166,040	$171,371	$1,043,152	$977,302
Cost of revenues	93,991	100,378	597,515	568,623

Gross profit	72,049	70,993	445,637	408,679
Selling, general and administrative expenses	83,529	85,115	351,839	349,302
Merger-related expenses	—	—	—	5,202

Operating income (loss)	(11,480)	(14,122)	93,798	54,175
Interest expense and other	6,129	6,917	28,105	23,346

Income (loss) before provision for (benefit from) income taxes	(17,609)	(21,039)	65,693	30,829
Provision for (benefit from) income taxes	(6,351)	(7,388)	26,468	12,581

Earnings (loss) from continuing operations	(11,258)	(13,651)	39,225	18,248
Earnings (loss) from operations of discontinued
School Specialty Media reporting unit, net of income taxes	(17,942)	(18,928)	(21,179)	(18,187)

Net income (loss)	$(29,200)	$(32,579)	$18,046	$61

Weighted average shares outstanding:
Basic	21,177	22,952	21,873	22,898
Diluted	21,177	22,952	22,545	23,739

Basic earnings per share of common stock:
Earnings (loss) from continuing operations	$(0.53)	$(0.59)	$1.79	$0.80
Earnings (loss) from discontinued operations	$(0.85)	$(0.83)	$(0.96)	$(0.80)

Net earnings	$(1.38)	$(1.42)	$0.83	$0.00

Diluted earnings per share of common stock:
Earnings (loss) from continuing operations	$(0.53)	$(0.59)	$1.74	$0.77
Earnings (loss) from discontinued operations	$(0.85)	$(0.83)	$(0.94)	$(0.77)

Net earnings	$(1.38)	$(1.42)	$0.80	$0.00

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

Unaudited

	April 28, 2007	April 29, 2006
Assets
Cash and cash equivalents	$2,386	$2,403
Accounts receivable	65,900	60,553
Inventories	177,319	158,892
Prepaid expenses and other current assets	33,246	49,818
Deferred taxes	10,201	7,097

Total current assets	289,052	278,763
Property, plant and equipment, net	77,345	76,774
Goodwill and other intangible assets, net	718,148	747,241
Other	26,334	27,597

Total assets	$1,110,879	$1,130,375

Liabilities and Shareholders’ Equity
Current maturities—long-term debt	$133,590	$133,578
Accounts payable	77,794	74,919
Other current liabilities	43,565	35,499

Total current liabilities	254,949	243,996
Long-term debt	293,139	283,629
Deferred taxes and other	50,246	49,017

Total liabilities	598,334	576,642
Shareholders’ equity	512,545	553,733

Total liabilities & shareholders’ equity	$1,110,879	$1,130,375

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Fiscal Year Ended
	April 28, 2007	April 29, 2006
	(52 weeks)	(52 weeks)
Cash flows from operating activities:
Net income	$18,046	$61
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	25,843	23,382
Amortization of development costs	6,237	4,610
Impairment charge	29,000	26,600
Share-based compensation expense	4,507	—
Amortization of debt fees and other	1,361	1,493
Deferred taxes	(1,630)	(3,887)
Loss on disposal of property, equipment and other	292	424
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Change in amounts sold under receivables securitization, net	—	2,800
Accounts receivable	(5,995)	22,313
Inventories	(19,503)	601
Deferred catalog costs	6,291	469
Prepaid expenses and other current assets	14,124	(7,087)
Accounts payable	2,874	11,802
Accrued liabilities	9,413	(6,740)

Net cash provided by operating activities	90,860	76,841

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	—	(271,560)
Additions to property, plant and equipment	(18,169)	(15,694)
Investment in intangible and other assets	(202)	(4,391)
Investment in development costs	(9,684)	(10,321)
Proceeds from business dispositions, net of cash disposed	—	453
Proceeds from disposal of property, plant and equipment	1,013	245

Net cash used in investing activities	(27,042)	(301,268)

Cash flows from financing activities:
Proceeds from convertible debt offering	200,000	—
Proceeds from bank borrowings	704,400	2,275,000
Repayment of debt and capital leases	(894,878)	(2,053,574)
Purchase of treasury stock	(76,508)	—
Payment of debt fees and other	(5,223)	(1,660)
Proceeds from exercise of stock options	7,798	2,871
Excess income tax benefit from exercise of stock options	576	—

Net cash provided by (used in) financing activities	(63,835)	222,637

Net (decrease) increase in cash and cash equivalents	(17)	(1,790)
Cash and cash equivalents, beginning of period	2,403	4,193

Cash and cash equivalents, end of period	$2,386	$2,403

Free cash flow reconciliation:
Net cash provided by operating activities	$90,860	$76,841
Additions to property, plant and equipment	(18,169)	(15,694)
Investment in development costs	(9,684)	(10,321)
Proceeds from disposal of property, plant and equipment	1,013	245
Net accounts receivable securitization facility activity	—	(2,800)

Free cash flow	$64,020	$48,271

School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

4th Quarter, Fiscal 2007

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
	4Q07-QTD	4Q06-QTD	Change $	Change %	% of Revenues
					4Q07-QTD	4Q06-QTD
	(13 weeks)	(13 weeks)
Revenues
Specialty	$104,249	$103,879	$370	0.4%	62.8%	60.6%
Essentials	67,539	73,832	(6,293)	-8.5%	40.7%	43.1%
Corporate	180	175	5	2.9%	0.1%	0.1%
Intercompany Eliminations	(5,928)	(6,515)	587	-9.0%	-3.6%	-3.8%

Total Revenues	$166,040	$171,371	$(5,331)	-3.1%	100.0%	100.0%

	4Q07-QTD	4Q06-QTD	Change $	Change %	% of Gross Profit
					4Q07-QTD	4Q06-QTD
	(13 weeks)	(13 weeks)
Gross Profit
Specialty	$50,149	$48,220	$1,929	4.0%	69.6%	67.9%
Essentials	22,800	23,975	(1,175)	-4.9%	31.6%	33.8%
Corporate	180	175	5	2.9%	0.2%	0.2%
Intercompany Eliminations	(1,080)	(1,377)	297	-21.6%	-1.4%	-1.9%

Total Gross Profit	$72,049	$70,993	$1,056	1.5%	100.0%	100.0%

Segment Gross Margin Summary-QTD

Gross Margin	4Q07-QTD	4Q06-QTD
Specialty	48.1%	46.4%
Essentials	33.8%	32.5%
Corporate	100.0%	100.0%
Intercompany Eliminations	18.2%	21.1%
Total Gross Margin	43.4%	41.4%

Segment Revenues and Gross Profit/Margin Analysis-YTD

	4Q07-YTD	4Q06-YTD	Change $	Change %	% of Revenue
					4Q07-YTD	4Q06-YTD
	(52 weeks)	(52 weeks)
Revenues
Specialty	$591,866	$527,201	$64,665	12.3%	56.7%	53.9%
Essentials	471,141	468,757	2,384	0.5%	45.2%	48.0%
Corporate	720	686	34	5.0%	0.1%	0.1%
Intercompany Eliminations	(20,575)	(19,342)	(1,233)	6.4%	-2.0%	-2.0%

Total Revenues	$1,043,152	$977,302	$65,850	6.7%	100.0%	100.0%

	4Q07-YTD	4Q06-YTD	Change $	Change %	% of Gross Profit
					4Q07-YTD	4Q06-YTD
	(52 weeks)	(52 weeks)
Gross Profit
Specialty	$295,196	$258,178	$37,018	14.3%	66.2%	63.2%
Essentials	151,956	151,633	323	0.2%	34.1%	37.1%
Corporate	720	686	34	5.0%	0.2%	0.2%
Intercompany Eliminations	(2,235)	(1,818)	(417)	22.9%	-0.5%	-0.5%

Total Gross Profit	$445,637	$408,679	$36,958	9.0%	100.0%	100.0%

Segment Gross Margin Summary-YTD

Gross Margin	4Q07-YTD	4Q06-YTD
Specialty	49.9%	49.0%
Essentials	32.3%	32.3%
Corporate	100.0%	100.0%
Intercompany Eliminations	10.9%	9.4%
Total Gross Margin	42.7%	41.8%